Pricing Supplement Dated July 18, 2000                     Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)                    File No. 333-31166

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Lehman Bros, UBS Warburg, Bear Stearns, Bank of
                             America, Salomon Smith Barney
Principal Amount:            $500,000,000.00
Agent's Discount
  or Commission:             $864,000.00
Net Proceeds to Company:     $499,136,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  07/21/00
Maturity Date:               07/21/04
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Calculation Agent:  GMAC
Interest Calculation:
         /X/  Regular Floating Rate Note
         Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                              / / Prime Rate          / / Federal Funds Rate
                              /X/ LIBOR (see below)   / / Treasury Rate
                              / / Other
                              (see attached)
        If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each January 21, April 21, July 21, and October 21.
                        The first interest reset date will be July 21, 2000.
                        The final reset date will be April 21, 2004
Interest Payment Dates: Each January 21, April 21, July 21, and
                        October 21  commencing  October 21, 2000 and ending July
                        21, 2004.
Index Maturity:         3 Months
Spread (+/-):           +.35%

Day Count Convention:
      /X/ Actual/360 for the period from 07/21/00 to 07/21/04
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         / / The Notes are beings offered at a fixed initial public offering price of XX% of principal amount.

If as agent:
         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.